UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2022

THERMOGENESIS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-82900	94-3018487
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2711 Citrus Road, Rancho Cordova, California	95742
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 753-0624

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 25, 2022, ThermoGenesis Holdings, Inc., a Delaware corporation (the "Company"), announced the pricing of a public offering (the "Offering") of an aggregate of 11,783,572 units (the "Units") and 2,892,858 pre-funded units (the “Pre-Funded Units”) for a purchase price of $0.14 per unit, resulting in aggregate gross proceeds of approximately $2.05 million. Each Unit consists of one share of the Company's common stock, par value $0.001 per share ("Common Stock"), and one common warrant to purchase one share of Common Stock, and each Pre-Funded Unit consists of one pre‑funded warrant to purchase one share of Common Stock and one common warrant to purchase one share of Common Stock.

In connection with the Offering, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement") with one investor in the Offering. The Pre-Funded Units were sold to a purchaser whose purchase of Units in the Offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or at the election of the purchaser, 9.99%) of the outstanding Common Stock immediately following the consummation of the Offering. Each pre-funded warrant contained in a Pre-Funded Unit will be immediately exercisable for one share of Common Stock at an exercise price of $0.001 per share and will remain exercisable until exercised in full.

The common warrants included in the Units and the Pre-Funded Units will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares upon exercise of the warrants (the “Warrant Stockholder Approval”) and will expire on the fifth anniversary of the effective date of the Warrant Stockholder Approval, subject to adjustment in certain circumstances. The shares of Common Stock or pre‑funded warrants included in the Pre-Funded Units, as the case may be, and the common warrants were offered together, but the securities contained in the Units or Pre-Funded Units will be issued separately.

A registration statement on Form S-1 relating to the Offering (File No. 333-264242) was declared effective by the Securities and Exchange Commission on October 25, 2022.  The Offering is being made only by means of a prospectus forming a part of the effective registration statement.

The Purchase Agreement contains representations, warranties, indemnification and other provisions customary for transactions of this nature. Under the Purchase Agreement, the Company is prohibited, for a period of ninety (90) days after the closing, from effecting or entering into an agreement to issue Common Stock or any other securities that are at any time convertible into, or exercisable or exchangeable for, or otherwise entitle the holder thereof to receive, Common Stock.

The net proceeds to the Company from the Offering are expected to be approximately $1.57 million, after deducting estimated placement agent's fees and expenses and estimated Offering expenses and excluding any proceeds that may be received upon exercise of the common warrants.  The Company intends to use the net proceeds to acquire various equipment, hire personnel, and to fund other expenses, all in furtherance of its planned Contract Development and Manufacturing Organization (or CDMO) for cell and cell-based gene therapies business, and for other general corporate purposes, including working capital.

The Company has agreed to pay the placement agent, H.C. Wainwright & Co., LLC (the "Placement Agent"), a placement agent fee equal to seven percent (7%) of the aggregate gross proceeds to the Company from the sale of the securities in the Offering. In addition, the Company has agreed to pay the Placement Agent a management fee equal to 1.0% of the gross proceeds from this Offering, $10,273.50 for non-accountable expenses, an expense allowance of $100,000 for legal fees and other out-of-pocket expenses, up to $2,500 for third party electronic road show expenses, and $15,950 for clearing fees, subject to compliance with FINRA Rule 5110(f)(2)(D)(i).

The foregoing description of the form of Purchase Agreement, the pre-funded warrants and the common warrants are not complete and are qualified in its entirety by reference to the full text of the Purchase Agreement, the form of pre-funded warrant and the form of common warrant, copies of which are filed as Exhibit 10.1, Exhibit 4.1 and Exhibit 4.2, respectively, and incorporated herein by reference.

The disclosures in this Current Report on Form 8-K and in the attached press releases shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Item 8.01	Other Events.

On October 28, 2022, the Company completed the Offering and issued a press release regarding the completion of the Offering. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Description

4.1	Form of Pre-Funded Warrant (Incorporated by reference to Exhibit 10.41 to Amendment No. 1 to Form S-1 filed with the SEC on April 29, 2022).

4.2	Form of Common Warrant (Incorporated by reference to Exhibit 10.40 to Amendment No. 3 to Form S-1 filed with the SEC on October 17, 2022).

10.1	Form of Securities Purchase Agreement (Incorporated by reference to Exhibit 10.39 to Amendment No. 3 to Form S-1 filed with the SEC on October 17, 2022).

99.1	Press Release issued October 28, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMOGENESIS HOLDINGS, INC.

Dated: October 28, 2022	/s/ Jeffery Cauble
Jeffery Cauble, Chief Financial Officer